As filed with the Securities and Exchange Commission on July 9, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NANOSPHERE, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4339870
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4088 Commercial Ave.,

Northbrook, IL 60062

(847) 400-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Blake Hornick, Esq.

Seyfarth Shaw LLP

620 8th Avenue

New York, NY 10018

(212) 218-3338

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum per share offering price(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	3,514,809	$2.9018	$10,199,272.76	$1,185.16

(1)	This Registration Statement registers 3,514,809 shares of common stock of Nanosphere, Inc. issuable upon exercise of warrants. This Registration Statement also relates to such additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this Registration Statement issued or issuable prior to completion of the distribution of the securities covered by this Registration Statement as a result of a split of, or a stock dividend on, the registered securities.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the common stock on July 7, 2015, as reported on The NASDAQ Capital Market.

We hereby amend this registration statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not a solicitation of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, Dated July 9, 2015

Prospectus

Nanosphere, Inc.

3,514,809 Shares of Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders identified in this prospectus of up to 3,514,809 shares of our common stock, par value $0.01 per share, initially issued in private placements, which shares are issuable upon the exercise of warrants.

The selling stockholders may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” or a supplement to this prospectus. Each selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

The registration of these shares does not necessarily mean that any holders will sell any of their shares or exercise their warrants. We are not offering for sale any shares of our common stock pursuant to this prospectus. We will not receive any cash proceeds from the sale of any of our shares of common stock by the selling stockholders, but we have agreed to pay certain registration expenses.

Our common stock is listed on The NASDAQ Capital Market under the symbol “NSPH.” On July 8, 2015, the closing price of our common stock was $2.79 per share.

The mailing address of our principal executive offices is 4088 Commercial Avenue, Northbrook, IL 60062. Our telephone number is (847) 400-9000.

Investing in our securities involves certain risks. Before investing, you should refer to the risk factors beginning on page 9 of this prospectus, beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2014, and included in our periodic reports, in prospectus supplements and in other information filed by us with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2015.

Prospectus

i

ABOUT THIS PROSPECTUS

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

References in this prospectus to the terms “the Company,” “Nanosphere,” “we,” “our” and “us” or other similar terms mean Nanosphere, Inc., unless we state otherwise or the context indicates otherwise.

THE COMPANY

Our Business

We develop, manufacture and market an advanced molecular diagnostics platform; the Verigene® System, that enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Our proprietary nanoparticle technology provides the ability to run multiple tests simultaneously on the same sample. We are dedicated to enhancing medicine by providing targeted molecular diagnostic tests that can lead to earlier disease detection, optimal patient treatment and improved healthcare economics. The Verigene System includes a bench-top molecular diagnostics workstation that is a universal platform for genomic and protein testing. While many systems currently available on the market provide a diagnostic result for one test or a few tests within a specific market niche, the Verigene System provides for multiple tests to be performed on a single platform, including both genomic and protein assays, from a single sample.

We believe the Verigene System is differentiated by its ease of use, superior analytical performance and ability to detect many targets on a single test, referred to as “multiplexing”. It provides lower cost for laboratories already performing molecular diagnostic testing and enables smaller laboratories and hospitals without advanced diagnostic capabilities to perform genetic testing. Our ability to detect proteins, which can be as much as 100 times more sensitive than current technologies for certain targets, may enable earlier detection of and intervention in diseases associated with known biomarkers as well as the introduction of tests for new biomarkers that exist in concentrations too low to be detected by current technologies. We are focused on the infectious disease diagnostics market.

Our test menu is designed to provide hospitals with the following benefits:

1.	save lives by identifying pathogens and appropriate treatment faster;

2.	reduce medical spending by accelerating appropriate treatment; and

3.	reduce antibiotic resistance growth by avoiding unnecessary treatments.

The Verigene System is comprised of a microfluidics processor, a touchscreen reader, certain disposable consumables used in sample preparation, target amplification and test cartridges. Certain assays, such as the Warfarin metabolism and hypercoagulation tests, were cleared by the U.S. Food and Drug Administration (“FDA”) for use with the original Verigene System processor (the “Original Processor”). Subsequently, we developed and launched a second generation Verigene System processor (the “Processor SP”) that handles the same processing steps as the Original Processor and incorporates sample preparation as well as test amplification. Some of our current customers continue to use the Original Processor for hypercoagulation testing. We are developing a next generation platform (“Atlas”) that increases the throughput and further automates the functionality of the Processor SP. The next generation system combines the reader with the processor and eliminates the consumables used in sample preparation and target amplification thus reducing processing steps for the technician. At this time, we believe our instrument inventory levels are sufficient to meet demand. Although this new instrument platform is in development, we closely monitor inventory levels and forecasted sales to manage our investment to meet demand while managing the risk of obsolete inventory. A significant portion of our inventory is instruments held at outside customers for evaluation prior to purchase. These instruments may not convert to sales and may be returned to the Company. If returned, these instruments are refurbished and remain available for sale inventory. The cost basis of our inventory is reduced for any products that are considered excessive or obsolete based upon assumptions about future demands and market conditions. If actual future demands or market conditions are less favorable than those projected by management, inventory writedowns may be required.

Recent Developments

May 2015 Equity Financing

On May 14, 2015, we completed the issuance and sale to institutional accredited investors (the “Series A Investors”), in a registered direct offering, of 4,400 shares of our Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which were convertible into a total of 1,168,659 shares of our common stock, par value $0.01 per share (the “Common Stock”), at a conversion price of $3.765, and warrants to purchase shares of Common Stock exercisable for up to 1,168,659 additional shares of Common Stock, in the aggregate (the “Series A Investor Warrants”) for $4.4 million. The Series A Investor Warrants have an exercise price of $3.65 per share and are exercisable for 5 years commencing six months from the closing date. Net proceeds from the sale of the Series A Preferred Stock and Series A Investor Warrants after placement agent fees and other offering expenses were approximately $4.0 million. We intend to use the proceeds of the Series A Preferred Stock offering for general corporate purposes and working capital. Under the terms of the Series A Purchase Agreement, we are restricted from selling equity securities for the first 150 days following May 14, 2015, subject to certain exceptions. This restriction shall lapse if our Common Stock achieves a volume weighted average price of least $6 per share with an average daily trading volume of at least $250,000 for any period of 20 consecutive trading days. The Series A Investors waived this restriction in connection with June 2015 Equity Financing described below. As of the date of this prospectus, the Series A Investors had converted all 4,400 shares of Series A Preferred Stock into 1,168,659 shares of our Common Stock.

In connection with the issuance and sale of the Series A Preferred Stock and Series A Investor Warrants, and as partial payment of the placement agent’s fees in connection therewith, the Company issued to the placement agent and certain of its principals warrants to purchase an aggregate of 70,120 shares of our Common Stock (the “Series A Placement Agent Warrants”) at an exercise price of $4.45 per share and otherwise with the same terms and conditions as the Series A Investor Warrants.

The Series A Investor Warrants and Series A Placement Agent Warrants were issued in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), based in part upon representations made by the Series A Investors to us in the securities purchase agreement dated May 11, 2015 between us and the Series A Investors and the placement agent’s sophistication as a registered broker dealer.

In connection with the issuance and sale of the Series A Investor Warrants and the Series A Placement Agent Warrants, we also entered into a registration rights agreement with the Series A Investors, pursuant to which we are required to file one or more registration statements with the U.S. Securities and Exchange Commission (the “SEC”) to register the resale by the Series A Investors and their permitted transferees of shares of Common Stock issuable to them upon exercise of the Series A Investor Warrants and use our reasonable best efforts to maintain the effectiveness of such registration statement(s). The resale of the shares of our Common Stock issuable upon exercise of the Series A Investor Warrants and Series A Placement Agent Warrants are being registered under the Securities Act by the registration statement of which this prospectus is a part.

2015 Loan Agreement

On May 14, 2015 (the “Closing Date”), we entered into a Loan and Security Agreement (the “2015 Loan Agreement”) with NSPH Funding LLC, an affiliate of Life Sciences Alternative Funding, LLC, and SWK Funding LLC, as lenders (together, the “New Lenders”) providing for the New Lenders to advance term loans in an aggregate amount of up to $30 million (the “Loan”) to the Company. NSPH Funding LLC also will act as agent under the 2015 Loan Agreement. On May 14, 2015, concurrent with our entry into the 2015 Loan Agreement, we drew down $20 million of the Loan, terminated our existing debt facility with Silicon Valley Bank and Oxford Finance, LLC (the “Prior Lenders”) and repaid approximately $8.9 million in full satisfaction of all outstanding liabilities and obligations to the Prior Lenders under such existing debt facility. The remaining $10 million of the New Lenders’ commitment can be drawn upon satisfaction of certain other conditions on or before the first anniversary of the Closing Date, including our achieving trailing six month revenue of at least $12 million during any consecutive six month period and us selling no less than 100 cumulative new units during any 12 month period starting January 1, 2015.

The 2015 Loan Agreement includes a covenant that the Company must raise at least $6 million in net proceeds from either equity financings or licensing or strategic partnership transactions within eight months following the Closing Date (i.e. January 14, 2016). After our completion of the sale of Series B Preferred Stock (as defined below under the heading “June 2015 Equity Financing”) on June 11, 2015, we must raise an aggregate of at least an additional $2 million in net proceeds from either equity financings or licensing or strategic partnership transactions by January 14, 2016 to satisfy the financing covenant in the 2015 Loan Agreement. The 2015 Loan Agreement also includes customary negative covenants that restrict the Company from incurring additional debt or disposing of material assets (except for sales in the ordinary course). The 2015 Loan Agreement also provides for customary events of default, including among others, nonpayment of principal, interest, fees or other amounts; material inaccuracy of representations; violation of covenants (including the covenant to raise $6 million in capital discussed above); and bankruptcy or insolvency of the Company. If an event of default occurs under the 2015 Loan Agreement, the entire outstanding balance would become immediately due and payable upon notice in certain instances from the Collateral Agent or New Lenders (or on an automatic basis in the event of a bankruptcy or insolvency event).

As consideration for the funding of the Loan and the New Lenders’ commitment thereunder, we issued warrants to the New Lenders to acquire an aggregate of up to 1,000,000 shares of our Common Stock with an exercise price of $0.01 per share and an expiration date that is ten years from the date of the 2015 Loan Agreement (the “Lender Warrants”). The Lender Warrants can be settled in shares of our Common Stock by cashless exercise in lieu of payment of the exercise price at the option of the New Lenders. The Lender Warrants were issued in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, based in part upon representations made by the New Lenders to the Company that they are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act.

In connection with the issuance of the Lender Warrants, the Company entered into a Registration Rights Agreement with the New Lenders, pursuant to which the Company will be required to file one or more registration statements with the SEC to register the resale by the New Lenders and their permitted transferees of shares of Common Stock issuable to them upon exercise of the Lender Warrants and use its reasonable best efforts to maintain the effectiveness of such registration statement(s). The resale of the shares of our Common Stock issuable upon exercise of the Lender Warrants are being registered under the Securities Act by the registration statement of which this prospectus is a part.

June 2015 Equity Financing

On June 11, 2015, we completed the issuance and sale to institutional accredited investors (the “Series B Investors”), in a registered direct offering, of 4,400 shares of our Series B Convertible Preferred Stock (the “Series B Preferred Stock”), which are convertible into a total of 1,203,800 shares of our common stock, par value $0.01 per share (the “Common Stock”), at a conversion price of $3.655, and warrants to purchase shares of Common Stock exercisable for up to 1,203,800 additional shares of Common Stock, in the aggregate (the “Series B Investor Warrants”) for $4.4 million. The Series B Investor Warrants have an exercise price of $3.54 per share and are exercisable for 5 years commencing six months from the closing date. Net proceeds from the sale of the Series B Preferred Stock and Series B Investor Warrants after placement agent fees and other offering expenses were approximately $4.0 million. We intend to use the proceeds of the Series B Preferred Stock offering for general corporate purposes and working capital. Under the terms of the Series B Purchase Agreement, we continue to be restricted from selling equity securities for the first 150 days following May 14, 2015, subject to certain exceptions.

This restriction shall lapse if our Common Stock achieves a volume weighted average price of least $6 per share with an average daily trading volume of at least $250,000 for any period of 20 consecutive trading days. As of the date of this prospectus, the Series B Investors had converted 1,293.139 shares of Series B Preferred Stock into 353,800 shares of our Common Stock.

In connection with the issuance and sale of the Series B Preferred Stock and Series B Investor Warrants, and as partial payment of the placement agent’s fees in connection therewith, the Company issued to the placement agent and certain of its principals warrants to purchase an aggregate of 72,230 shares of our Common Stock (the “Series B Placement Agent Warrants”) at an exercise price of $3.54 per share and otherwise with the same terms and conditions as the Series B Investor Warrants. The Series B Investor Warrants and Series B Placement Agent Warrants were issued in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act, based in part upon representations made by the Series B Investors to us in the securities purchase agreement dated June 8, 2015 between us and the Series B Investors and the placement agent’s sophistication as a registered broker dealer.

In connection with the issuance and sale of the Series B Investor Warrants and the Series B Placement Agent Warrants, we also entered into a registration rights agreement with the Series B Investors, pursuant to which we are required to file one or more registration statements with the SEC to register the resale by the Series B Investors and their permitted transferees of shares of Common Stock issuable to them upon exercise of the Series B Investor Warrants and use our reasonable best efforts to maintain the effectiveness of such registration statement(s). The resale of the shares of our Common Stock issuable upon exercise of the Series B Investor Warrants and Series B Placement Agent Warrants are being registered under the Securities Act by the registration statement of which this prospectus is a part.

Resignation of Interim Chief Financial Officer

On June 1, 2015, Ann Wallin, the interim chief financial officer, chief accounting officer and secretary of the Company, resigned as an officer and employee of the Company effective June 12, 2015. Ms. Wallin resigned to pursue other professional opportunities and her resignation did not arise from any disagreement on any matter relating to the Company’s operations, policies or practices.

In connection with Ms. Wallin’s resignation and effective June 12, 2015, the Company has appointed Ms. Farzana Moinuddin, the Company’s Accounting Manager, as acting principal financial officer and Interim Chief Accounting Officer. On June 2, 2015, the Company entered into a consulting agreement with Chord Advisors, LLC (“Chord”), an advisory firm that provides financial accounting and advisory services to public companies, to assist with maintaining the Company’s internal controls and disclosure controls and procedures to ensure a smooth transition while the Company conducts a search for a new chief financial officer. The Company has retained Chord for a $10,000 retainer and will be billed for services rendered by Chord’s advisors on an hourly basis.

Our Applications

The following table summarizes the FDA and CE In-Vitro Diagnostic Mark (“CE IVD Mark”) regulatory status of our near-term genomic and protein assays on the Verigene System:

Assay	FDA Status(1)	CE IVD Mark Status(2)
Infectious Disease Assays:
Respiratory Virus with Sub-Typing (RV+)	510(k) cleared	CE IVD Marked
Respiratory Pathogens/Expanded Panel (RP Flex)	Submitted 12/22/2014	Submission in preparation
Bloodstream Infection (BSI) Panels
• Blood Culture – Gram Positive (BC-GP)	510(k) cleared	CE IVD Marked
• Blood Culture – Gram Negative (BC-GN)	510(k) cleared(4)	CE IVD Marked
• Blood Culture – Yeast (BC-Y)	In development	In development
C. difficile (CDF)	510(k) cleared	CE IVD Marked
Enteric Panel (EP)	510(k) cleared (5)	Submission in preparation
Enteric Panel on Atlas platform (6) (EP Flex)	In development	In development

Human Pharmacogenetic Assays:
Warfarin Metabolism (CYP2C9)	510(k) cleared(3)	CE IVD Marked
Hypercoagulation (FV, FII, MTHFR Panel)	510(k) cleared(3)	CE IVD Marked
CYP2C19 Genetic Variance	510(k) cleared	CE IVD Marked

(1)	For further description of our FDA regulatory requirements, please refer to the section “Regulation by the United States Food and Drug Administration” in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	For further description of our CE IVD Mark regulatory requirements, please refer to the section “Foreign Government Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	Currently cleared only for use with the original Processor.
(4)	510(k) cleared January 2014.
(5)	510(k) cleared October 2014 for full EP panel.
(6)	Atlas is our next generation instrument platform currently in development

The following table lists our international regulatory submissions and status thereof:

International Submissions & Approvals	Country
Assay	Saudi Arabia	Mexico	Japan	South Korea
Infectious Disease Assays:
Respiratory Virus with Sub-Typing (RV+)	Approved	Approved
Blood Culture – Gram Positive (BC-GP)	Approved	Approved	Submitted	Submitted
Blood Culture – Gram Negative (BC-GN)	Approved		Submitted
C. difficile (CDF)	Approved

Human Pharmacogenetic Assays:
Hypercoagulation (FV, FII, MTHFR Panel)	Approved
CYP2C19 Genetic Variance				Submitted

Corporate Information

We were incorporated in Delaware in 1999 under the name Nanosphere, Inc. Our principal executive offices are located at 4088 Commercial Avenue, Northbrook, Illinois 60062, and our main telephone number is (847) 400-9000. Our website is located on the world wide web at http://www.nanosphere.us. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with our financial statements and the related notes contained in Item 8 of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our financial statements and the related notes contained in Item 1 of Part I of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which are incorporated by reference into this prospectus, except that share and per share information for the periods ended December 31, 2014, 2013, 2012, 2011 and 2010 have been revised to reflect the 20-to-1 reverse stock split of our issued and outstanding shares of common stock effective at the close of business on April 8, 2015. The selected data in this section is not intended to replace the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, except that share and per share information for the periods ended December 31, 2014, 2013, 2012, 2011 and 2010 have been revised to reflect the 20-to-1 reverse stock split.

We have derived the statements of operations data for each of the three years ended December 31, 2014, 2013 and 2012 and the balance sheet data as of December 31, 2014 and 2013 from the audited financial statements contained in Item 8 of Part II of our Annual Report on Form 10-K for the year ended December 31, 2014. The selected balance sheet data as of December 31, 2012, 2011 and 2010 and the statement of operations data for the years ended December 31, 2011 and 2010 has been derived from the audited financial statements for such years not included in our Annual Report on Form 10-K for the year ended December 31, 2014. The consolidated statement of operations data set forth below for the three months ended March 31, 2015 and 2014 and the consolidated balance sheet data as of March 31, 2015 have been derived from our financial statements included in Item 1 of Part I of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which is incorporated by reference into this prospectus.

The historical financial information set forth below may not be indicative of our future performance and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those statements included in Item 7 of Part II and Item 8 of Part II, respectively, of our Annual Report on Form 10-K for the year ended December 31, 2014, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those statements included in Item 2 of Part I and Item 1 of Part I, respectively, of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and any amendment or update thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of this prospectus and that also are incorporated herein by reference.

	Year Ended December 31,					Three months ended March 31,
Statements of Operations Data:	2014	2013	2012	2011	2010	2015	2014
	(in thousands, except per share data)					(unaudited)
Total revenue	$14,290	$10,002	$5,078	$2,533	$2,026	$4,618	$3,283
Research and development expense	21,667	18,572	19,700	21,054	19,681	3,640	5,221
Sales, general and administrative expense	21,817	18,733	14,742	15,113	21,147	5,226	5,644
Net loss	(39,070)	(34,647)	(32,872)	(35,419)	(40,612)	(7,533)	(9,970)
Net loss attributable to common stock	(39,070)	(34,647)	(32,872)	(35,419)	(40,612)	(7,533)	(9,970)
Net loss per common share:
basic and diluted	$(9.35)	$(11.15)	$(13.36)	$(18.74)	$(29.26)	$(1.29)	$(2.60)
Weighted average number of common shares:
basic and diluted (1)(2)(3)(5)(6)	4,179	3,107	2,460	1,890	1,388	5,842	3,836

	As of December 31,					March 31,
Balance Sheet Data:	2014	2013	2012	2011	2010	2015
	(in thousands)					(unaudited)
Cash and cash equivalents (1)(2)(3)(4)(5)(6)	$21,053	$41,467	$33,139	$39,273	$39,628	$14,224
Working capital (1)(2)(3)(4)(5)(6)	19,345	46,505	36,551	38,729	37,426	12,468
Total assets (1)(2)(3)(4)(5)(6)	42,447	59,351	47,457	50,337	51,375	35,763
Long-term debt – current portion (4)	9,824	2,081	—	—	—	8,916
Long-term debt (4)	—	9,734	—	—	—	—
Stockholders’ equity (1)(2)(3)(5)(6)	26,680	43,134	42,232	45,609	44,524	19,551

(1)	In October 2014, we completed an underwritten public offering of 2,000,000 shares of common stock at $10.00 per share. The company received net proceeds from the offering of approximately $18.5 million.
(2)	In September 2013, we completed an underwritten public offering of 862,500 shares of common stock at $35.00 per share. The Company received net proceeds from the offering of approximately $27.8 million.
(3)	In May 2013, we completed an underwritten public offering of 96,154 shares of common stock at $52.00 per share. The Company received net proceeds from the offering of approximately $4.7 million.
(4)	In May 2013, we completed a debt financing and received net proceeds of approximately $11.7 million.
(5)	In July 2012, we completed an underwritten public offering of 603,750 shares of common stock at $48.00 per share. The Company received net proceeds from the offering of approximately $27.0 million.
(6)	In May 2011, we completed an underwritten public offering of 784,300 shares of common stock at $44.00 per share. The Company received net proceeds from the offering of approximately $32.2 million.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks described below and in the documents incorporated by reference in this prospectus before making an investment decision, including those risks identified under “Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 11, 2015, which report is incorporated by reference in this prospectus, as such information may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC.

We will require additional financing.

We currently do not have sufficient capital to fully fund the activities needed to commercialize and market our products and to generate net income. As of March 31, 2015, we had approximately $14.2 million of cash and cash equivalents, which would have increased by $19 million (the aggregate of $4.0 million of net proceeds from our sale of Series A Preferred Stock in May 2015, $11 million from our initial borrowing under the 2015 Loan Agreement (after repaying preexisting indebtedness), and $4.0 million of net proceeds from our sale of Series B Preferred Stock in June 2015) if these transactions were completed on that date. We anticipate having sufficient cash on hand and cash from future operations to fund our operations for at least the near future, however there can be no assurance that our marketing and sales efforts will progress as anticipated or that our cash generated from operations will be as expected.

In addition, after the completion of Series A Preferred Stock offering in May 2015 and our Series B Preferred Stock offering in June 2015, the terms of our 2015 Loan Agreement with the New Lenders require that we raise an aggregate of at least an additional $2 million in net proceeds from either equity financings or licensing or strategic partnership transactions within eight months following the closing date of the 2015 Loan Agreement (i.e. January 14, 2016). Under the terms of our purchase agreements with the Series A Investors and Series B Investors, we are restricted from selling equity securities for the first 150 days following the closing of the offering of Series A Preferred stock on May 14, 2015 (i.e. October 11, 2015), subject to certain exceptions. This restriction shall lapse if our common stock achieves a volume weighted average price of least $6 per share with an average daily trading volume of at least $250,000 for any period of 20 consecutive trading days. If this restriction does not lapse, we will be limited in our ability to raise capital to satisfy the covenant in the 2015 Loan Agreement and may not be able to respond to favorable market conditions, and there can be no assurance that we will be able to raise the additional $2 million required to satisfy this covenant.

We do not anticipate achieving positive operating cash flow in at least the next twelve months. We require increased investment in additional manufacturing scale-up, and to add sales, marketing and customer support personnel during the next twelve months to advance the commercialization of our products. We operate in a market that makes our prospects difficult to evaluate, and achievement of positive cash flow from operations will depend upon revenue resulting from adoption of both our current products and future products that depend upon regulatory clearance. Demand for our respiratory products is directly proportional to the size and duration of the annual season for influenza and other respiratory illnesses. Any unanticipated acceleration or deceleration of customer demand for our product relative to projections will have a material effect on our cash flows.

Management is uncertain that our current and anticipated cash resources would be sufficient to support currently forecasted operations through at least the next twelve months, and we will need additional debt or equity financing in the future to execute our business plan and to be able to continue as a going concern. In addition, if we fail to raise an additional $2 million from the sale of equity securities or licensing or strategic partnership transactions on or before the eight month anniversary of the closing date of the 2015 Loan Agreement, then we will be in default under the 2015 Loan Agreement and all amounts owing to the New Lenders will become immediately due and payable. If in the future, we fail to satisfy the continued listing standards of NASDAQ, we may not be able to sell shares of our common stock. Accordingly, market conditions may limit our ability to raise capital on favorable terms, or at all, and the terms of any public or private offerings of debt or equity securities likely would be significantly dilutive to existing shareholders. Capital outlays and operating expenditures may increase over the next twelve months as the Company expands its infrastructure, manufacturing capacity and research and development activities to support commercialization of our products, however the availability of cash resources may restrict these plans.

We cannot guarantee that we would be able to obtain any of the additional debt or equity financing that would be required after completion of our offerings of Series A Preferred Stock and Series B Preferred Stock on commercially reasonable terms or at all, and we may continue to evaluate a full range of potential strategic alternatives. Additional equity funding could be dilutive to existing stockholders. If we fail to obtain the necessary debt or equity financing when needed, we may not be able to execute our planned development and commercialization efforts, which would have a material adverse effect on our growth strategy and our results of operations and financial condition. If we are unable to generate sufficient capital from operations or raise additional funds, we will need to do one or more of the following:

•	delay, scale-back or eliminate research and development of some or all of assays or the next generation Verigene System;

•	license third parties to develop and commercialize products or technologies that we would otherwise seek to develop and commercialize ourselves;

•	attempt to sell our company;

•	cease operations; or

•	declare bankruptcy.

The occurrence of any of the foregoing events would have a material adverse effect on our growth strategy and our results of operations and financial condition, and there can be no assurance that we would be able to continue as a going concern.

The issuance of additional equity securities may negatively impact the trading price of our common stock.

We have issued equity securities in the past and expect to continue to issue equity securities to finance our activities in the future. In addition, outstanding options and warrants to purchase our common stock may be exercised and additional options and warrants be issued, resulting in the issuance of additional shares of common stock. The issuance by us of additional equity securities would result in dilution to our stockholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of our common stock.

The market price of our common stock is volatile, and the value of your investment could decline significantly.

The trading price for our common stock has been, and we expect it to continue to be, volatile. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results, our financial situation, announcements of technological innovations or new products by us or our competitors, our ability or inability to continue the listing of our common stock on a national securities exchange, our ability or inability to raise the additional capital we may need and the terms on which we raise it, and general market and economic conditions, some of which are beyond our control. These broad market fluctuations may lower the market price of our common stock and affect the volume of trading in our stock.

Our stock price has in the past and may in the future not meet the minimum bid price for continued listing on the Nasdaq Capital Market. Our ability to publicly or privately sell equity securities and the liquidity of our common stock could be adversely affected if we are delisted from The Nasdaq Capital Market.

On September 19, 2014, we received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market (the “Staff”), notifying us that, for the last 30 consecutive business days, the closing bid price of our common stock has not been maintained at the minimum required closing bid price of at least $1.00 per share as required for continued listing on The NASDAQ Global Market pursuant to Listing Rule 5450(a)(1) (“Minimum Bid Price Rule”). In October 2014, we transferred the listing of our common stock to the Nasdaq Capital Market. On April 8, 2015, we completed a 20-to-1 reverse split of our issued and outstanding common stock. Although we regained compliance with the Minimum Bid Price Rule on April 23, 2015, there can be no assurance that our common stock will continue to satisfy this rule. If we were to fail to comply with the Minimum

Bid Price Rule again the future and became subject to delisting, such delisting from NASDAQ would adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting also could have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, and other information that we may furnish to the SEC from time to time contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. All statements, other than statements of historical facts, included in this prospectus and information that we furnish to or file with the SEC regarding our strategy, future operations, future financial position, future net sales, projected expenses, products’ placements, performance and acceptance, prospects and plans and management’s objectives, as well as the growth of the overall market for our products in general and certain products in particular and the relative performance of other market participants are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “continue,” “objective,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements reflect our current views about future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to:

•	if we do not achieve significant product revenue, we may not be able to meet our cash requirements without obtaining additional capital from external sources, and if we are unable to do so, we may have to curtail or cease operations;

•	inaccurate estimates of the potential market size for our products (including the hospital lab market in general and the blood stream infection (BSI) market in particular) or failure of the market for these products to grow as anticipated;

•	the past performance of other companies which we believe to have been in a market position analogous to where we believe we are now may not be predictive of our future results in the manner we believe them to be;

•	our analysis of who our competitors have been, who they are now and who they will be in the future (particularly in the infectious disease product markets) and our predictions of relevant future performance may be inaccurate;

•	comparisons of actual financial results for another company to what we predict will be our future financial results may be inappropriate;

•	predictions of customer metrics needed to achieve profitability and their relationship to our cash flow position, needs and expenses may prove to be inaccurate;

•	entrance of other competitors or other factors causing us to lose competitive advantage in the sample-to-result MDx market;

•	a lack of commercial acceptance of the Verigene System, its array of tests, and the development of additional tests, which could negatively affect our financial results;

•	failure of third-party payors to reimburse our customers for the use of our clinical diagnostic products or reduction of reimbursement levels, which could harm our ability to sell our products;

•	failure of our products to perform as expected or to obtain certain approvals or the questioning of the reliability of the technology on which our products are based, which could cause lost revenue, delayed or reduced market acceptance of our products, increased costs and damage to our reputation;

•	our inability to manage our anticipated growth, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand;

•	the adequacy of our response to the U.S. Food and Drug Administration (“FDA”) warning letter that we received on January 22, 2015;

•	our ability to retain and attract senior executives and key scientific and technical personnel to execute our business plan;

•	our ability to continue as a going concern; and

•	those set forth under “Risk Factors” beginning on page 9 of this prospectus and page 16 of our Annual Report on Form 10-K for the year ended December 31, 2014, as such information may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus or the documents incorporated by reference herein, as applicable. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made or to conform these statements to actual results. Forward-looking statements should be read in conjunction with the consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K and our Quarterly Reports on Forms 10-Q. Our actual results may differ materially from those anticipated in these forward- looking statements as a result of various factors, including those set forth under “Risk Factors” in this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2014, as such information may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC.

You should carefully consider all the information in or incorporated by reference in this prospectus prior to investing in our securities.

USE OF PROCEEDS

We will not receive any cash proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus. The selling stockholders will bear any underwriting commissions and discounts attributable to their sale of shares of our common stock.

SELLING STOCKHOLDERS

As of the date of this prospectus, the selling stockholders collectively hold warrants to purchase 3,514,809 shares of Common Stock. The warrants were distributed to the selling stockholders in connection with the Series A Preferred Stock offering, the Series B Preferred Stock offering and the 2015 Loan Agreement, each such transaction being a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

Pursuant to separate registration rights agreements entered into among us each of the Series A Investors, Series B Investors and the New Lenders, we are registering the resale by the selling stockholders of the shares of our Common Stock issuable upon exercise of their warrants and the warrants issued to the placement agent and its principals in connection with our sale of Series A Preferred Stock and Series B Preferred Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the transactions contemplated by the Series A Preferred Stock offering, the Series B Preferred Stock offering and the 2015 Loan Agreement, the selling stockholders have not had any material relationship with us within the past three years. H.C. Wainwright & Co. acted as the exclusive placement agent for the Series A Preferred Stock offering and the Series B Preferred Stock offering.

The table below describes the selling stockholders’ beneficial ownership of our common stock (i) as July 2, 2015 and (ii) assuming the selling stockholders have exercised the warrants to purchase shares of our common stock and resold such shares of common stock pursuant to this prospectus. Each selling stockholder may sell some, all or none of its shares in this offering.

	Beneficial Ownership Prior to this Offering (1)			Beneficial Ownership After to this Offering (1)(3)
Name and Address of Selling Stockholder	Number of Shares of Common Stock (2)		Percentage of Common Stock	Number of Shares of Common Stock (2)	Percentage of Common Stock

Sabby Volatility Warrant Master Fund Ltd (3) (4)	1,325,605	(5)	15.5%	376,546	4.4%

Sabby Healthcare Master Fund Ltd (3) (4)	2,216,390	(6)	23.5%	792,990	8.4%

Michael Vasinkevich (7)	49,110		*	—	—

Noam Rubinstein (7)	44,840		*	—	—

H. C. Wainwright & Co., LLC (7)	42,705		*	—	—

Mark Viklund (7)	4,271		*	—	—

Charles Worthman (7)	1,424		*	—	—

NSPH Funding LLC (8)	600,000		7.5%	—	—

SWK Funding LLC (9)	400,000		5.1%	—	—

*	Less than one percent
(1)	Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. Unless otherwise noted, each person or group identified, possesses sole voting and investment power with respect to the shares. In calculating the number of shares beneficially owned by each selling stockholder prior to and after this offering, we have based our calculations on 7,383,652 shares of common stock outstanding as of July 2, 2015.
(2)	Assumes the exercise of underlying warrants.
(3)	Sabby Healthcare Master Fund, Ltd. (“SHMF”) and Sabby Volatility Warrant Master Fund, Ltd. (“SVWMF”) have indicated to us that Hal Mintz has voting and investment power over the shares held by each fund. SHMF and SVWMF have also indicated to us that Sabby Management, LLC serves as the investment manager of SHMF and SVWMF, that Hal Mintz is the manager of Sabby Management, LLC and that each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein.
(4)	The address for each of the Sabby funds is c/o Sabby Management, LLC, 10 Mountainview Road, Ste 205, Upper Saddle River, NJ 07458.
(5)

The shares of Common Stock beneficially owned include warrants to purchase 949,059 shares of Common Stock to be offered pursuant to this prospectus and 230,000 shares of Common Stock issuable upon conversion of 840.65 shares of Series B Preferred Stock. The terms and conditions of the warrants and Series B Preferred Stock include a restrictive covenant that provides that the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with Regulation 13D of the Exchange Act. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.
(6)	The shares of Common Stock beneficially owned include warrants to purchase 1,423,400 shares of Common Stock to be offered pursuant to this prospectus and 620,000 shares of Common Stock issuable upon conversion of 2,266.10 shares of Series B Preferred Stock. The terms and conditions of the warrants and Series B Preferred Stock include a restrictive covenant that provides that the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with Regulation 13D of the Exchange Act. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.
(7)	The address of such selling stockholder is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022.
(8)	LSAF Funding LLC is the sole member of NSPH Funding LLC. Life Sciences Alternative Funding Holdings LLC is the sole member of LSAF Funding LLC. LSAF Holdings LLC is the controlling equityowner of Life Sciences Alternative Funding Holdings LLC. LSAF Holdings LLC is managed by its managing member, Perella Weinberg Partners Asset Based Value Master Fund II L.P. Perella Weinberg Partners Asset Based Value GP L.P. is the general partner of Perella Weinberg Partners Asset Based Value Master Fund II L.P. Perella Weinberg Partners Asset Based Value GP LLC is the general partner of Perella Weinberg Partners Asset Based Value GP L.P. Perella Weinberg Partners Capital Management LP is the Managing Member of Perella Weinberg Partners Asset Based Value GP LLC. David Schiff holds voting and investment control over the shares of the issuer’s common stock issuable upon exercise of the warrant, and investment control over the warrant. Mr. Schiff disclaims beneficial ownership of the warrant and the shares of the issuer’s common stock issuable upon exercise of the warrant, except to the extent of his pecuniary interest therein. The principal address of NSPH Funding LLC is 50 Main Street, Suite 1000, White Plains, NY 10606.
(9)	SWK Funding LLC is managed by its sole member, SWK Holdings Corporation. J. Brett Pope, Chief Executive Officer, and Winston Black, Managing Director, hold voting and investment control over the shares covered. Each of Mr. Pope and Mr. Black disclaims beneficial ownership of all warrants and shares issuable upon exercise of the warrants held by SWK Funding LLC. The principal address of SWK Funding LLC is 14755 Preston Road, Suite 105, Dallas, TX 75254.

DESCRIPTION OF OUR CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which 4,400 shares have been designated as Series A Preferred Stock and 4,400 shares have been designated as Series B Preferred Stock. As of July 9, 2015, there were 7,383,652 shares of our common stock outstanding, no shares of our Series A Preferred Stock outstanding, and 3,106.75 shares of our Series B Preferred Stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are fully paid and nonassessable. Except as described below in “Anti-Takeover Effects of Delaware Law Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws,” a majority vote of common stockholders is generally required to take action under our amended and restated certificate of incorporation and amended and restated by-laws.

Series A Preferred Stock

All shares of our Series A Preferred Stock have been converted by the holders thereof into shares of common stock and there are no issued or outstanding shares of Series A Preferred Stock.

Series B Preferred Stock

The following summary of certain terms and provisions of our Series B Preferred Stock is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series B Convertible Preferred Stock.

General. Our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which 4,400 shares have been designated as Series A Preferred Stock and 4,400 shares have been designated as Series B Preferred Stock.

Subject to the limitations prescribed by our certificate of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated 4,400 of the 10,000,000 authorized shares of preferred stock as Series B Preferred Stock. The shares of Series B Preferred Stock have been validly issued and are fully paid and non-assessable.

Rank. The Series B Preferred Stock ranks:

•	senior to all of our common stock to the extent of its liquidation preference of $44.00;

•	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series B Preferred Stock to the extent of its liquidation preference of $44.00;

•

senior to warrants to purchase 6,801 shares of our common stock issued in 2013, warrants to purchase 1,168,659 shares of our common stock issued in the Series A Preferred Stock offering, warrants to purchase 1,000,000 shares of our common stock issued to the New Lenders under the 2015 Loan

Agreement, warrants to purchase 70,120 shares of our common stock issued to the placement agent in the offering of Series A Preferred Stock completed on May 14, 2015, warrants to purchase 1,203,830 shares of our common stock issued in the Series B Preferred Stock offering, and warrants to purchase 72,230 shares of our common stock issued to the placement agent in the Series B Preferred Stock offering, in each case to the extent of its liquidation preference of $44.00; and

•	on parity to our Series A Preferred Stock and any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock;

in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion. Each share of the Series B Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences) at any time at the option of the holder, provided that the holder will be prohibited from converting Series B Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, holders of the Series B Preferred Stock will receive a payment equal to $0.01 per share of Series B Preferred Stock before any proceeds are distributed to the holders of our common stock. Following the payment described in the preceding sentence, the holders of the Series B Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any distributions to the holders of common stock.

Voting Rights. Shares of Series B Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of the outstanding Series B Preferred Stock will be required to amend any provision of our certificate of incorporation that would have a materially adverse effect on the rights of the holders of the Series B Preferred Stock.

Dividends. Shares of Series B Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series B Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing. Our Series B Preferred Stock is not listed, nor do we plan on making an application to list the Series B Preferred Stock on The NASDAQ Capital Market, any national securities exchange or other nationally recognized trading system. The common stock issuable upon conversion of the Series B Preferred Stock has been approved for listing on The NASDAQ Capital Market.

Restrictive Covenant. We are restricted from selling equity securities for the first 150 days following May 14, 2015. This restriction shall lapse if our common stock achieves a volume weighted average price of least $6 per share with an average daily trading volume of at least $250,000 for any period of 20 consecutive trading days.

Participation Rights. We have granted the purchasers of our Series B Preferred Stock the right to participate in up to 50% of the securities that we may issue in any future capital raising transactions that we may undertake during the 12 months following the date that we deliver the shares of Series B Preferred Stock to the purchasers at the closing of the Series B Preferred Stock offering.

Anti-Takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws

Section 203 of the Delaware General Corporation Law

We have elected not to be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 regulates acquisitions of Delaware corporations by prohibiting a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date this stockholder became an interested stockholder.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owing 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Section 203 defines an “interested stockholder” as:

•	any person who owns 15% or more of the corporation’s outstanding voting stock

•	any person associated or affiliated with the corporation who owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock; or

•	affiliates and associates of any such person.

Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

Certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our amended and restated certificate of incorporation and amended and restated by-laws, as applicable, among other things:

•	provide that special meetings of the stockholders may be called only by our Chairman of the Board, Chief Executive Officer, notice by at least two members of the board of directors or a written request of holders of at least a majority of our outstanding capital stock;

•	establish procedures with respect to stockholder proposals and stockholder nominations, including requiring that advance written notice of a stockholder proposal or director nomination generally must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary date of mailing of our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders;

•	do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders;

•	require that the vote of holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors is required to amend various provisions of our amended and restated certificate of incorporation and amended and restated by-laws, including provisions relating to:

•	the number of directors on our board of directors;

•	the election, qualification and term of office of our directors;

•	removal of members of our board of directors; and

•	certain amendments to our amended and restated certificate of incorporation and amended and restated by-laws; and

•	provide that the board of directors has the power to alter, amend or repeal the amended and restated by-laws without stockholder approval.

Our amended and restated certificate of incorporation authorizes our board of directors, without further vote or action by the stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share (of which 4,400 shares have been designated as Series A Preferred Stock and 4,400 shares have been designated as Series B Preferred Stock), in one or more classes or series, and to fix or alter:

•	the number of shares constituting any class or series;

•	the designations, powers and preferences of each class or series;

•	the relative, participating, optional and other special rights of each class or series; and

•	any qualifications, limitations or restrictions on each class or series.

The above provisions are intended to promote continuity and stability in the composition of our board of directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are expected to reduce our vulnerability to unsolicited acquisition attempts as well as discourage certain tactics that may be used in proxy fights. Such provisions, however, could discourage others from making tender offers for our shares and, as a consequence, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions could also operate to prevent changes in our management.

NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “NSPH”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on the NASDAQ Capital Market or any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, in the case of an agency transaction, not in excess of brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We agreed to keep this prospectus effective for the holders of Series A Investor Warrants and Series B Investors Warrants until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. We agreed to keep this prospectus effective for the holders of the Lender Warrants until all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act). We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities and Exchange Act during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, proxy statements, and other documents with the SEC under the Exchange Act. The public may read and copy any materials we file with the SEC, including the registration statement of which this prospectus is a part, at the SEC’s Public Reference Room at 100 F Street, NE, Room 2521, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Nanosphere. General information about Nanosphere, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.nanosphere.us as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on or available through our website is not incorporated into this prospectus.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below which have been filed with the SEC:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2014 as filed with the SEC on February 11, 2015;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2014 as filed with the SEC on April 2, 2015;

•	Our Quarterly Report on Form 10-Q for our quarterly period ended March 31, 2015 as filed with the SEC on May 12, 2015;

•	Our definitive proxy statement on Schedule 14A, relating to the special meeting of stockholders held on April 7, 2015, as filed with the SEC on March 3, 2015;

•	Our Current Reports on Forms 8-K as filed with the SEC on January 28, 2015 (excluding such portions furnished under Items 2.02 and 9.01 (Exhibit 99.1) thereto), April 7, 2015, May 14, 2015, June 2, 2015 and June 11, 2015; and

•	The description of our common stock that is contained in our Form 8-A filed on October 29, 2007 (File No. 001-33775), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the sale of all securities registered hereunder or the termination of the registration statement shall be deemed to be incorporated in this prospectus by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, Illinois 60062

Attention: Investor Relations

Phone: (847) 400-9000

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Seyfarth Shaw LLP.

EXPERTS

The financial statements, incorporated in this prospectus by reference from Nanosphere, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Nanosphere, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities registered hereby, other than underwriting discounts and commission, if any, incurred in connection with the sale of the offered securities. All such amounts will be borne by Nanosphere, Inc.

SEC Registration Fee	$1,185
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$10,000
Miscellaneous Fees and Expenses	$2,000

$28,185

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated by-laws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into indemnification agreements with our directors and officers. The indemnification agreements will provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The foregoing statements are subject to the detailed provisions of the DGCL, our articles and our by-laws.

Item 16.	Exhibits

The Exhibits to this registration statement are listed in the Exhibit Index on page II-5.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Nanosphere, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, State of Illinois, on this 9th day of July, 2015.

NANOSPHERE, INC.

By:	/s/ Michael K. McGarrity
Michael K. McGarrity
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael K. McGarrity and Farzana Moinuddin, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 10th day of July, 2015.

Signature	Capacity	Date
Director, President and
/s/ Michael K. McGarrity	Chief Executive Officer	July 9, 2015
Michael K. McGarrity	(principal executive officer)

/s/ Farzana Moinuddin	Acting Principal Financial Officer and Interim Chief Accounting Officer	July 9, 2015
Farzana Moinuddin	(principal financial and accounting officer)

/s/ Gene Cartwright	Director	July 9, 2015
Gene Cartwright

/s/ André de Bruin	Director	July 9, 2015
André de Bruin

/s/ Erik Holmlin	Director	July 9, 2015
Erik Holmlin

/s/ Lorin J. Randall	Director	July 9, 2015
Lorin J. Randall

/s/ Michael J. Ward	Director	July 9, 2015
Michael J. Ward

/s/ Kristopher A. Wood	Director	July 9, 2015
Kristopher A. Wood

EXHIBITS

3.1	Amended and Restated Certificate Incorporation of Nanosphere, Inc. (filed as Exhibit 3.1 to the Company’s Amendment No. 2 to Form S-l as filed with the SEC on October 17, 2007 and incorporated herein by reference).

3.2	Certificate of Amendment to Certificate Incorporation of Nanosphere, Inc. (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 6, 2014 and incorporated herein by reference).

3.3	Certificate of Amendment to Certificate Incorporation of Nanosphere, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on April 7, 2015 and incorporated herein by reference).

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Nanosphere, Inc. dated May 12, 2015 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of Nanosphere, Inc. dated June 10, 2015 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

3.6	Amended and Restated Bylaws of Nanosphere, Inc. (filed as Exhibit 3.2 to the Company’s Amendment No. 2 to Form S-l as filed with the SEC on October 17, 2007 and incorporated herein by reference).

4.1	Warrant to purchase common stock dated May 14, 2015 issued to NSPH Funding LLC (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

4.2	Warrant to purchase common stock dated May 14, 2015 issued to SWK Funding LLC (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

4.3	Warrant to purchase common stock dated May 14, 2015 issued to Sabby Healthcare Master Fund, Ltd. (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

4.4	Warrant to purchase common stock dated May 14, 2015 issued to Sabby Volatility Warrant Master Fund, Ltd. (filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

4.5	Warrant to purchase common stock dated May 14, 2015 issued to H.C. Wainwright & Co, LLC (filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

4.6	Warrant to purchase common stock dated May 14, 2015 issued to Noam Rubinstein (filed as Exhibit 4.6 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

4.7	Warrant to purchase common stock dated May 14, 2015 issued to Michael Vasinkevich (filed as Exhibit 4.7 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

4.8	Warrant to purchase common stock dated May 14, 2015 issued to Mark Viklund (filed as Exhibit 4.8 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

4.9	Warrant to purchase common stock dated May 14, 2015 issued to Charles Worthman (filed as Exhibit 4.9 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

4.10	Specimen stock certificate for Series A Convertible Preferred Stock (filed as Exhibit 4.10 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

4.11	Warrant to purchase common stock dated June 11, 2015 issued to Sabby Healthcare Master Fund, Ltd. (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

4.12	Warrant to purchase common stock dated June 11, 2015 issued to Sabby Volatility Warrant Master Fund, Ltd. (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

4.13	Warrant to purchase common stock dated June 11, 2015 issued to H.C. Wainwright & Co, LLC (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

4.14	Warrant to purchase common stock dated June 11, 2015 issued to Noam Rubinstein (filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

4.15	Warrant to purchase common stock dated June 11, 2015 issued to Michael Vasinkevich (filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

4.16	Warrant to purchase common stock dated June 11, 2015 issued to Mark Viklund (filed as Exhibit 4.6 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

4.17	Warrant to purchase common stock dated June 11, 2015 issued to Charles Worthman (filed as Exhibit 4.7 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

4.18	Specimen stock certificate for Series B Convertible Preferred Stock (filed as Exhibit 4.8 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

4.19	Specimen stock certificate for the Company’s Common Stock (filed as Exhibit 4.3 to the Amendment No. 3 to the Company’s Registration Statement on Form S-1/A as filed with the SEC on October 29, 2007 and incorporated herein by reference).

4.20	Securities Purchase Agreement dated May 11, 2015 by and between the Company, Sabby Volatility Warrant Master Fund, Ltd. And Sabby Healthcare Master Fund, Ltd. (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

4.21	Securities Purchase Agreement dated June 8, 2015 by and between the Company, Sabby Volatility Warrant Master Fund, Ltd. And Sabby Healthcare Master Fund, Ltd. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

4.22	Registration Rights Agreement dated May 11, 2015 by and between the Company, Sabby Volatility Warrant Master Fund, Ltd. And Sabby Healthcare Master Fund, Ltd. (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

4.23	Registration Rights Agreement dated as of May 14, 2015 among NSPH Funding LLC, SWK Funding LLC, and the Company (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

4.24	Registration Rights Agreement dated June 8, 2015 by and between the Company, Sabby Volatility Warrant Master Fund, Ltd. And Sabby Healthcare Master Fund, Ltd. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

5.1*	Opinion of Seyfarth Shaw LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Seyfarth Shaw LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*	filed herewith